Exhibit 10.2

PACIFIC CAPITAL BANCORP

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (“Agreement”) confirms the award by Pacific Capital Bancorp (the “Company”) of restricted shares of common stock of the Company (Restricted Stock) to the employee identified below (the “Employee”) on the terms and conditions set forth In this Agreement and in the 2002 Stock Plan, effective January 22, 2002, and amended July 21, 2004, September 19, 2005 and December 12, 2006 (the “Plan”), the terms of which are incorporated herein.

1. Grant Date.

2. Number of Shares.  The number of shares is specified on the Grant Summary section of this website.

3. Fair Market Value.  The Fair Market Value is the closing price of Company stock on the Grant Date and is specified on the Grant Summary section of this website.

4. Vesting Schedule.  Until it becomes Vested, the Restricted Stock that has been granted under this Agreement is not transferable and is subject to forfeiture in the event that Employee’s status as an employee of the Company is terminated for any reason other than Official Retirement (see Section 11 below).  Beginning on the above referenced Grant Date and continuing until the Restricted Stock has become fully vested, the Employee’s interest in the Restricted Stock shall become vested as follows:

Percentage of Shares Vested	Vesting Date
33.33%	1st anniversary
33.33%	2nd anniversary
33.33%	3rd anniversary

5. Stock Agreement.  The Restricted Stock will be issued only if an executed Restricted Stock Agreement, which contains the terms and conditions of the Plan, is on file with the Plan Administrator.

6. Continued Service.  As consideration for the issuance of the Restricted Stock, the Employee agrees to remain in the employ of the Company for a period of at least one (1) year after the Restricted Stock is issued.  Nothing in this Agreement shall confer on any Employee any right to continue in the employ of the Company for any period or any particular period or shall interfere with or restrict in any way the rights of the Company to discharge any Employee at any time for any reason whatsoever, with or without cause.

7. Issuance of Share Certificates.  Concurrent with the execution of this Agreement, the Company will instruct its transfer agent, Mellon Investor Services, to issue and register (in book-entry account) a share certificate in the Employee’s name evidencing ownership of the Restricted Stock.

8. Rights as Shareholder.  Subject to the terms of this Agreement, Employee will have all of the rights of a shareholder with respect to the Restricted Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares.

9. Adjustments in Shares.  If the number of shares of Restricted Stock is increased, decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation as the result of a stock split or stock dividend or combination of shares or any other change, or exchanged for other securities by reclassification, reorganization, merger, consolidation, recapitalization or other transaction affecting the Company’s outstanding shares of capital stock, then (a) an appropriate adjustment will be made with respect to the number of shares of Restricted Stock; (b) any such adjusted or newly-issued shares will be and remain subject to the terms, conditions and restrictions of this Agreement; and (c) any certificates evidencing such new or additional shares will also be imprinted with an appropriate legend.

10. Restriction on Transfer.  The shares of Restricted Stock awarded under this Agreement may not be sold or transferred unless such shares have become vested in accordance with the above vesting schedule (see Section 4).

11. Forfeiture of Unvested Restricted Stock.  Upon termination of Employee’s status as an employee of the Company for any reason (other than Official Retirement), all unvested Restricted Stock will be forfeited as of the date of termination and any rights with respect to the forfeited shares will immediately revert to the Company.  Upon Official Retirement of an Employee, all unvested shares shall immediately vest.

12. Repurchase of Vested Restricted Stock.  The Company reserves the right to repurchase the vested Restricted Stock upon a termination of the Employee’s status as an employee of the Company at a cash price per share equal to the then fair market value of the common stock; provided that provision may be made that no such right of repurchase shall exist in the event of such a termination without cause or following a change in control.

13. Taxable Income.  Employee understands that he/she must pay all applicable U.S. federal, state and local taxes resulting from the grant of the Restricted Stock in the case where Employee timely files an 83(b) Election with the Internal Revenue Service and Company, or resulting from the vesting of such Restricted Stock where Employee does not file an 83(b) election timely.

14. Acknowledgment Regarding Section 83(b) Election.  Employee understands that Section 83 of the Internal Revenue Code of 1986 (the “Code”) taxes as ordinary income the difference between the amount paid by Employee for the Restricted Stock and the fair market value of the shares as of the date any restrictions on the Restricted Stock lapse.  For purposes of this Agreement, such restrictions lapse in accordance with the vesting schedule set forth in Section 4 above.  In this context, the “restrictions” applicable to the shares include the restriction on transfer and risk of forfeiture.  Employee understands that he/she may make an under Internal Revenue Code Section 83(b) (“83(b) Election”) to be taxed with respect to the Restricted Stock in tax year that corresponds to the Date of Grant, rather than in the tax years when the Restricted Stock becomes vested.  Employee understands that to be effective, such 83(b) Election must be filed with the Internal Revenue Service and Company within thirty (30) days from the above referenced Date of Grant.  Employee understands that his/her failure to timely file an 83(b) Election would result in the Restricted Stock being taxed as ordinary income as it becomes vested.

Employee acknowledges that it is Employee’s sole responsibility and not the Company’s to timely file the election under Code Section 83(b), even if Employee requests the Company or its representative to make this filing on Employee’s behalf.

15. Terms of Agreement.  Wherever the form of this Agreement provides for the inclusion of additional information (such as the number of shares in Section 2 above), such information will be deemed to be part of this Agreement for all purposes and, by his/her acknowledgment of this Agreement, Employee will be deemed to have accepted such additional information.

16. Acknowledgment by Employee.  Employee acknowledges that (a) he/she has received and reviewed a copy of the Plan and (b) the provisions of the Plan are applicable to the shares of Restricted Stock.